Exhibit 10.30

Albert E. Smith Vice Chairman

November 14, 2005

Sam W. Box

President

Tetra Tech, Inc.

3475 E. Foothill Boulevard

Pasadena, California 91107

Dear Sam:

In recognition of your on-going contribution to Tetra Tech and your invaluable management expertise in the leadership of the Company, the Board and executive management believe it is critical that your services to the Company continue for the foreseeable future. Accordingly, the Company is providing you with the following benefits:

•                  Compensation. Your base compensation will increase from $400,000 to $425,000 annually, effective immediately. Your next base salary compensation review is scheduled for December 2006.

•                  Equity Award. You will receive an equity award not to exceed 20,000 shares of restricted stock to retain your service for a minimum two-year period. As you know, awards of restricted stock will be made under the Company’s 2005 Equity Incentive Plan, as approved by the Board of Directors today. However, such Plan is subject to stockholder approval at the Annual Meeting of Stockholders scheduled for March 6, 2005 and no awards under the Plan will be made until such approval is obtained. This award does not preclude granting of options as part of the ‘06 option grant program.

Please indicate your agreement with and acceptance of the terms of this letter by signing a copy in the space provided below and returning it to me at your earliest convenience.

3475 East Foothill Boulevard, Pasadena, CA 91107

Tel 626.470.2470 Fax 626.470.2670

Thank you again for your continuing contribution to Tetra Tech’s growth and success.

Sincerely,

/s/ Albert E. Smith
Albert E. Smith
Vice Chairman

ACCEPTED AND AGREED:

/s/ Sam W. Box	12/6/05
Sam W. Box	Date